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EXHIBIT 10.51

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

    This Settlement and Mutual Release Agreement ("Agreement") is entered into between Charitableway, Inc., a Delaware corporation ("Charitableway"), and Liberate Technologies, a Delaware corporation ("Liberate"). Charitableway and Liberate are collectively referred to herein as the "Parties".

PREAMBLE

    Charitableway and Liberate entered into the Sublease Agreement dated February 17, 2000 (the "Lease"), pursuant to which Liberate leased certain premises to Charitableway (the "Lease"). A copy of the Lease is attached as Exhibit "A" hereto, and incorporated herein by reference.

    On or about March 1, 2001, Charitableway notified Liberate of its intent to windup all business operations and dissolve the corporation.

    By executing this Agreement, Charitableway and Liberate desire and intend to permanently settle any and all rights and obligations of any kind arising out of the Lease or performance thereunder.

AGREEMENT

    The Parties agree as follows:

    This Agreement is a compromise and shall not be construed as an admission of liability.

    Charitableway represents and warrants it has not assigned any of its rights or obligations arising out of the Lease and has the legal right to enter into the Agreement.

    Liberate represents and warrants it has not assigned any of its rights or obligations arising out of the Lease and has the legal right to enter into the Agreement.

    Charitableway agrees to pre-pay its rent for the period May 1, 2001 through October 6, 2001 to Liberate in the sum of six hundred thousand dollars (US $600,000), less the deposit held by Liberate under the terms of the Lease in the amount of two hundred seventy nine thousand eight hundred ninety dollars (US $278,890.50), for a net total of three hundred twenty thousand one hundred and ten dollars (US $321,109.50), within 10 days of the execution of this Agreement. Charitableway further agrees to make the premises available for unencumbered use by Liberate or its authorized sub-tenant as of the close of business on April 30, 2001. Charitableway shall have no further obligations under the Lease.

    Liberate, on behalf of itself, its heirs, executors, administrators, successors and assigns, hereby releases and forever discharges Charitableway, their agents, servants, employees, officers, directors, shareholders, heirs, successors and assigns and any and all other named and unnamed parties or associations, of and from any and all claims, demands, actions or other damages, now sustained or sustained in the future, arising out of or in any way connected with or resulting from the Lease or performance thereunder, including without limitation any and all obligations to pay further monetary sums to Liberate.

    Charitableway, on behalf of itself, its heirs, executors, administrators, successors and assigns, hereby releases and forever discharges Liberate, their agents, servants, employees, officers, directors, shareholders, heirs, successors and assigns and any and all other named and unnamed parties or associations, of and from any and all claims, demands, actions or other damages, now sustained or sustained in the future, arising out of or in any way connected with or resulting from the Agreement or performance thereunder, including without limitation all executory obligations.

    This is a full and final release applying to all unknown and unanticipated injuries or damages arising out of the Lease or performance thereunder as well as those now known or disclosed, and the parties waive all rights or benefits which the parties now have or in the future may have under the terms of Section 1542 of the Civil Code of the State of California which reads as follows:

  A general release does not extend to the claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known must by him must have mutually affected his settlement with the debtor.

Initial below:	Initial below:
/s/ D.K. Charitableway	/s/ M.K. Liberate

    The parties agree this Settlement forever terminated the Lease and performance thereunder, and in the event any action is brought arising out of this Agreement or any failure of consideration, such action shall be brought under this Agreement and not under the Lease.

    This Agreement and any disputes arising under, in connection with, or relating to this Agreement will be governed by the laws of the State of California, excluding its conflicts of law rules, and any action thereon shall be brought and maintained solely in San Mateo County, California. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

    The parties each warrant and represent that in executing this Agreement, it has relied on legal advice from the respective attorney of its choice, and that the terms of this Agreement and its consequences have been completely read and explained to that party by their attorney, and that the party fully understands the terms of the Agreement. Furthermore, each party acknowledges and warrants that in executing this Agreement, it has not relied on any inducements, promises, or representations made by the other party or any party representing or serving the other party.

    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

Liberate Technologies		Charitableway, Inc.
Two Circle Star Way San Carlos, CA 94070		One Circle Star Way, 4th Floor San Carlos, CA 94070
By:	/s/ MITCHELL KERTZMAN	By:	/s/ DEAN KAYES
Name:	Mitchell Kerztman	Name:	Dean Kayes
Title:	CEO	Title:	Vice President
Date:	May 15, 2001	Date:	May 17, 2001

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  EXHIBIT 10.51
SETTLEMENT AND MUTUAL RELEASE AGREEMENT